                                                                    Exhibit 2.1




                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                 THOMAS NELSON, INC., A TENNESSEE CORPORATION,

                   WORD, INCORPORATED, A DELAWARE CORPORATION

            WORD DIRECT PARTNERS, L.P., A TEXAS LIMITED PARTNERSHIP
                                      AND

             GAYLORD ENTERTAINMENT COMPANY, A DELAWARE CORPORATION


                         DATED AS OF NOVEMBER 21, 1996
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                                      2
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
                                                    TABLE OF CONTENTS
                                                    -----------------
ARTICLE  HEADING                                                                                                     PAGE
-------  -------                                                                                                     ----
ARTICLE 1.
         CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2.
         PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 2.1.     Purchase and Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 2.2.     Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE 3.
         CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.1.     Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.2.     Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.3.     Pre-Closing Adjustment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.4.     Preliminary Post-Closing Adjustment.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 3.5.     Collection of Commingled Receivables. . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 3.6.     Definitive Post-Closing Adjustment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE 4.
         CLOSING; OBLIGATIONS OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 4.1.     Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 4.2.     Obligations of the Parties at the Closing . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE 5.
         REPRESENTATIONS AND WARRANTIES BY SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 5.1.     Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 5.2.     Organization, Good Standing and Qualification . . . . . . . . . . . . . . . . . . . . . . .  16
                 5.3.     Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 5.4.     No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 5.5.     Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 5.6.     Records and Books of Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 5.7.     Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 5.8.     Title to Assets; Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 5.9.     Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 5.10.    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 5.11.    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 5.12.    Orders, Decrees, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 5.13.    Compliance With Law; Permits and Licenses . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 5.14.    Other Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 5.15.    Broker's and Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 5.16.    Fixed Assets; Leased Premises . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                 5.17.    Supplemental Schedule of Purchase and Sales Commitments and Orders  . . . . . . . . . . . .  22
                 5.18.    Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 5.19.    Actions Not in Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 5.20.    No Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 5.21.    Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 5.22.    Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 5.23.    Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 5.24.    Secrecy and Noncompetition Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 5.25.    Insurance Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 5.26.    No Omissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 5.27.    Sellers Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 6.
         REPRESENTATIONS AND WARRANTIES BY BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 6.1.     Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 6.2.     Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 6.3.     No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 6.4.     Sufficient Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 6.5.     Certain Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 6.6.     Broker's and Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE 7.
         COVENANTS AND AGREEMENTS OF SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 7.1.     Conduct of Business Pending the Closing . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 7.2.     Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 7.3.     Government Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 7.4.     Bulk Sales Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 7.5.     Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 7.6.     Other Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 7.7.     Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 7.8.     Supplemental Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 7.9.     Consents Under Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 7.10.    Supplemental Schedule of Compositions . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 8.
         COVENANTS AND AGREEMENTS OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 8.1.     Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 8.2.     Books and Records; Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 8.3.     Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 8.4.     Buyer's Disclosure.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 9.





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
         CONDITIONS TO BUYER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.1.     Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.2.     Performance by Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.3.     Certificates of Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.4.     Opinion of Counsel for Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.5.     Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.6.     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 9.7.     Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 9.8.     Assignments and Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 9.9.     Subsidiary Asset Purchase Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE 10.
         CONDITIONS TO SELLERS' OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 10.1.    Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 10.2.    Performance by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 10.3.    Certificates of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 10.4.    Opinion of Counsel for Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 10.5.    Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 10.6.    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 10.7.    License Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 10.8.    Subsidiary Asset Purchase Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE 11.
         INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 11.1.    Indemnification by Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 11.2.    Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 11.3.    Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 11.4.    Limitations; Exclusive Remedy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE 12.
         TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 12.1.    Termination Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 12.2.    Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE 13.
         NONCOMPETE AND CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 13.1.    Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 13.2.    Noncompete  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 13.3.    Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 13.4.    Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 13.5.    Geographic Scope  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE 14.





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
         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 14.1.    Survival of Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 14.2.    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 14.3.    Assignability; Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 14.4.    Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 14.5.    Entire Agreement; Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 14.6.    Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 14.7.    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 14.8.    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 14.9.    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 14.10.   Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 14.11.   No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 14.12.   Interpretive Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 14.13.   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                                   SCHEDULES


1.1(a)           Material Acquisition Agreements

1.1(d)           Material Artist Agreements

1.1(g)           Material A/V Works

1.1(h)           Material A/V Work Agreements

1.1(j)           Sellers' Catalogue

1.1(o)           Compositions

1.1(r)           Material Distributed Label Agreements

1.1(s)           Material Distribution Agreements

1.1(v)           Excluded Music Business Assets

1.1(aj)          Masters

1.1(az)          Trademarks

1.1(ba)          Material Unison Music Agreements

1.1(bb)          Unrecouped Advances

1.1(bc)          Material Writer Agreements

2.2              Audit Claims

3.3(a)           Accounting Principles

5.4              Consents (mortgages, instruments, etc.)

5.5              Interim Statement of Assets and Liabilities

5.7              Undisclosed Liabilities

5.8              Liens

5.9(f)           I/P Contracts not in full force and effect

5.11             Litigation

5.14             Material Other Contracts

5.16(a)          Fixed Assets and Motor Vehicle Leases

5.16(b)          Leased Real Estate

5.17             Purchase Commitments (to be delivered at closing)

5.18             Labor Agreements

5.20             Changes Since Balance Sheet Date

5.21             Employee Compensation

5.24             Secrecy and NonCompetition Agreements

7.5(c)           Trademarks to be licensed to Seller under License Agreement

7.9              Assumed Contract Consents

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 21st day of November, 1996 between THOMAS NELSON, INC., a Tennessee corporation ("Nelson"), WORD, INCORPORATED, a Delaware corporation ("Word"), and WORD DIRECT PARTNERS, L.P., a Texas limited partnership ("Word Direct") (Nelson, Word and Word Direct each are sometimes defined herein as a "Seller" and collectively as the "Sellers"), and GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation ("Buyer").


                                    RECITALS

         WHEREAS, certain of the assets of Nelson, Word and Word Direct, wholly owned direct and indirect subsidiaries of Nelson, and certain of the assets of Word Communications, Ltd., a Canadian corporation ("Word Canada"), and Nelson Word, Ltd., a United Kingdom corporation ("Word U.K."; together with Word Canada, the "Foreign Subsidiaries"), wholly owned subsidiaries of Word, together comprise the music division of Nelson; and

         WHEREAS, Sellers desire to sell to Buyer at the Closing (as hereinafter defined) and Buyer desires to purchase from Sellers substantially all of the assets and to assume certain of the liabilities associated with the Music Business (as hereinafter defined), as more fully described herein, upon and subject to the terms and conditions contained in this Agreement.

         NOW, THEREFORE, IN CONSIDERATION of the premises and of the mutual representations, warranties and covenants which are made and to be performed by the respective parties, it is agreed as follows:


                                   ARTICLE 1.
                              CERTAIN DEFINITIONS

         1.1. For purposes of this Agreement, certain defined terms shall have the respective meanings set forth below:

                     (a) "Acquisition Agreements" shall mean and include individually and collectively each and every contract (excluding Artist Agreements, Writer Agreements,

         Distributed Label Agreements, A/V Work Agreements, the Unison Music Agreements and Producer Agreements) pursuant to which Sellers own an interest in the I/P Assets, including, without limitation, catalogue purchase, master license, co-publishing, royalty participation, administration, subpublishing and collection agreements, and any and all rights and benefits thereunder, and assignments thereof, including any Unrecouped Advances, including, without limitation, the Material Acquisition Agreements described in Schedule 1.1(a).

                     (b) "Actions" means any claims, actions, suits, proceedings and investigations, whether at law, in equity or before any court, arbitrator, arbitration panel or Governmental Authority.

                     (c) "Affiliate" of a party means any Person other than a natural person which, directly or indirectly, controls, is controlled by or is under common control with such party, including with respect to Sellers, without limitation, the Subsidiaries.

                     (d) "Artist Agreements" shall mean all agreements, including all amendments thereto, required for exploitation of the Masters or the A/V Works (other than artists who performed solely as "sidemen" on such Masters for whose performance Seller has, and at the Closing Date shall have, all necessary rights), including, without limitation, those Material Artist Agreements described in Schedule 1.1(d) hereto.

                     (e) "Artwork" shall mean the photographs, negatives, photographic plates, covers, liners, textual, advertising, point of purchase and promotional materials related to the I/P Assets, and all rights to make commercial use thereof as used in the Music Business prior to the date hereof.

                     (f) "Assets" means all assets, properties, rights, and businesses of every kind and description wherever located, whether tangible or intangible, real, personal or mixed, owned in whole or in part by Sellers on the date hereof, or at Closing, as the case may be, or in which Sellers have any interest on the date hereof, or at Closing, as the case may be, and directly related to the Music Business, including, without limitation, the I/P Assets; the I/P Contracts; Sellers' interest in the Leased Real Estate; the Operating Information; the Books and Records as defined in Section 8.2; the Other Contracts; the Receivables (including all rights to returned products in respect thereof); the Song Files; the Unrecouped Advances; the Inventory; Direct Marketing Assets; Home Page Assets; all prepaid rent, prepaid supplies, advances and other prepaid expenses (other than prepaid insurance) and deposits and deferred charges attributable to any of the assets being assigned to Buyer hereunder; machinery, fixtures, equipment, motor vehicles, computers, terminals, monitors, non-mainframe hardware and all claims and causes of action relating to any of the foregoing. Without limiting the foregoing the "Assets" shall include (i) all assets, property, rights and business of Sellers shown or reflected (or which should have been shown or reflected) on the Financial Statements, (ii) all assets, property, rights and business directly relating to the Music Business acquired by Sellers on or after the date hereof and prior to the Closing Date and, (iii) to the extent of Sellers' interest therein, all assets, properties, rights and business of Sellers set forth on any Schedule or Exhibit to this Agreement as relating to the Music Business, except in each case for (a) Inventory sold or otherwise disposed of and Receivables collected prior to the Closing Date in the ordinary course of business or otherwise in accordance with this Agreement and (b) the Excluded Assets. To the extent that any assets, property, rights or business of Sellers are intended to be transferred to Buyer pursuant to the general language of this Agreement but do not appear on the applicable Schedules or Exhibits to this Agreement, the general language shall govern and such assets, property, rights and business shall nonetheless be deemed transferred to Buyer.

                     (g) "A/V Works" means works owned in whole or in part by any Seller and directly related to the Music Business that consist of a series of related images which are intrinsically intended to be shown by the use of machines or devices such as projectors, viewers, or electronic equipment, together with accompanying sounds, if any, regardless of the nature of the material objects, such as films or tapes, in which the works are embodied including, without limitation, those Material A/V Works designated in Schedule 1.1(g).

                     (h) "A/V Work Agreements" means all agreements related to the production, manufacture and distribution or other exploitation of A/V Works, including, without limitation, those Material A/V Work Agreements designated in Schedule 1.1(h).

                     (i)      "Balance Sheet Date" means June 30, 1996.

                     (j) "Catalogue" means Sellers' catalogue of current Compositions, Records and related products attached hereto as Schedule 1.1(j).

                     (k) "Children's Products" means materials including, but not limited to, literary works, musical works and/or sound recordings containing words, whether written or spoken, pictures, graphics, computer-generated images, sounds and/or music, fixed in any tangible medium of expression from which they can be perceived, reproduced or otherwise communicated, either directly or with the aid of a machine, primarily intended to be marketed, sold and/or distributed for use by persons under eighteen years of age.

                     (l) "Closing Statement" means, as the context requires, the Estimated Closing Statement (as defined in Section 3.3), the Preliminary Post-Closing Statement (as defined in Section 3.4) or the Definitive Post-Closing Statement (as defined in Section 3.6).

                     (m) "Code" means the Internal Revenue Code of 1986, as amended.

                     (n) "Commingled Receivables" means those accounts receivable of Sellers in respect of the Music Business which are commingled with accounts receivable of Sellers in respect of operations other than the Music Business calculated on a basis consistent with the basis upon which such receivables were calculated in the Interim Statement of Assets and Liabilities.

                     (o) "Compositions" means all right, title and interest in all musical compositions owned in whole or in part by Sellers or in which Sellers own an interest and directly related to the Music Business, including without limitation, derivative works thereof, arrangements, titles, lyrics and music thereof, all demonstration recordings thereof and all other rights therein and thereto, whether now or hereafter known, and all claims and demands accrued or to accrue with respect thereto, and the copyrights and the future contingent renewal and extended terms of copyrights therein and thereto, and all rights to secure renewals and extensions of copyright, throughout the world, including, without limitation those musical compositions set forth on Schedule 1.1(o) attached hereto and incorporated by this reference.

                     (p) "Contracts" means the I/P Contracts and the Other Contracts.

                     (q) "Direct Marketing Assets" means (i) all customer lists owned by any Seller or an Affiliate thereof and used at any time within the last five years to solicit the sale of any finished goods Inventory, (ii) Sellers' catalogues and other mail pieces used for mail and telemarketing of any finished goods Inventory, (iii) Sellers' "800" toll-free number used in direct marketing and telemarketing in connection with the Music Business and (iv) all other assets used by Sellers in the direct marketing and telemarketing of finished goods Inventory.

                     (r) "Distributed Label Agreements" means all contracts, including all amendments thereto, directly related to the Music Business, pursuant to which Seller has been granted the right to use or exploit in any way sound recordings, records or audiovisual works owned in whole or in part by any other person, firm or entity, including, without limitation, those Material Distributed Label Agreements set forth on Schedule 1.1(r).

                     (s) "Distribution Agreements" shall mean all contracts, including all amendments thereto, granting others the right to use or exploit in any way the Masters, A/V Works, Printed Works, Trademarks, or Artwork, including, without limitation, granting others the right to manufacture, distribute and sell Records manufactured from the Masters, including, without limitation, those Material Distribution Agreements set forth on Schedule 1.1(s).

                     (t) "Environmental Laws" means all federal, state, local and foreign environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, including, without limitation laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, a, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, solid, toxic or hazardous substances or wastes. As used in this Agreement, the term "hazardous substances or wastes" includes, without limitation, (i) all substances which are designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C Section 1251 et seq.; (ii) any element, compound, mixture, solution, or substance which is designated pursuant to Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq.; (iii) any hazardous waste having the characteristics which are identified under or listed pursuant to
         Section 3001 of the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq.; (iv) any toxic pollutant listed under
         Section 307(a) of the FWPCA; (v) any hazardous air pollutant which is listed under Section 112 of the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (vi) any imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; and
         (vii) waste oil.

                     (u) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                     (v) "Excluded Assets" means (i) any and all assets, properties, rights and business of every kind and description, wherever located, whether tangible or intangible, personal or mixed, owned in whole or in part by any Seller or in which any Seller has any interest and relating primarily to the operation of any business of Sellers other than the Music Business; (ii) the corporate seal, articles of incorporation, minute books and stock books of Sellers and the Subsidiaries; (iii) the rights of Sellers under this Agreement;
         (iv) proceeds from the Actions listed on Schedule 5.11 attached hereto; (v) stock and equity interests in the Subsidiaries and any other Affiliates; (vi) any right, title or interest in or to any of the rights, properties and assets of Sellers relating to the Music Business which are listed on Schedule 1.1(v); (vii) all of Sellers' rights in and to the trademark logos and designs set forth on Schedule 1.1(v); (viii) the Commingled Receivables; and (ix) real property owned by Sellers wherever located.

                     (w) "Foreign Assets" means those Assets in which Word Canada or Word U.K. have an interest which directly relate to the Music Business, to the extent of any such interest.

                     (x) "Foreign Liabilities" means those Assumed Liabilities of Word Canada or Word U.K. which directly relate to the Music Business.

                     (y) "GAAP" means generally accepted United States accounting principles applied on a basis consistent with the basis upon which the Financial Statements were prepared.

                     (z) "Governmental Authority" means any government or any agency, instrumentality, department, commission, public authority, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial or local.

                     (aa) "Home Page Assets" means all of Sellers' "home pages" or "web sites" identified as "www.wordrecords.com" web site on the Internet and all related tangible and intangible property (including, without limitation, software programs and Internet addresses).

                     (bb) "Inventory" means all Sellers' inventories directly related to the Music Business, including supplies, raw materials, work-in-progress, and finished goods, including, without limitation, all Records, Print Music and related packaging.

                     (cc) "I/P Assets" means the Masters, the Compositions, the Print Music, the Artwork, the A/V Works and the Trademarks.

                     (dd) "I/P Contracts" means the Acquisition Agreements, the Artist Agreements, the Producer Agreements, the Writer Agreements, the A/V Work Agreements, the Licenses, the Distribution Agreements, the Distributed Label Agreements, the Unison Music Agreements, all amendments thereto and all other contracts directly related to the use, exploitation or ownership of the I/P Assets, or Seller's or Buyer's ability to collect any income derived therefrom anywhere in the world including: (i) any exclusive contracts (other than Acquisition Agreements); (ii) any subpublishing agreements; (iii) any co-publishing, administration, collection or participation agreement;
         (iv) any print music agreement; (v) any performing rights society agreements; and (vi) any blanket licenses.

                     (ee) "Laws" mean laws, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies.

                     (ff) "Leased Real Estate" means the real estate listed on Schedule 5.16(b) and all fixed assets, including fixtures, furniture, furnishings, office equipment and other tangible property attached or relating thereto.

                     (gg) "Liabilities" means debts, liabilities, obligations, royalty payments, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or nonmonetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

                     (hh) "Licenses" means and include individually and collectively each and every license, subpublishing agreement, administration agreement, participation, licensing or collection agreement, mechanical or public performance society agreement directly related to the Music Business and all other contracts and agreements relating to the use or exploitation of the Compositions, the Print Music, the Masters or the A/V Works and any and all rights and benefits thereunder.

                     (ii) "Lien" means any security interest, lien, mortgage, claim, charge, pledge, restriction, right of first or last refusal, right of first negotiation, matching right, equitable interest or encumbrance or adverse claim of any nature.

                     (jj) "Masters" shall mean all original media directly related to the Music Business in which sounds of a performance of an artist are fixed by any method now known and from which songs can be perceived, reproduced or otherwise communicated, either directly or with aid of a machine, device or process, as well as outtakes, demos, alternative versions of same, and alternative mixes, together with all intangible and/or incorporeal rights attached thereto or in the sound recording, including, without limitation, to the extent same are extant, all copyrights, renewal copyrights, copyright registrations and copyright applications and similar rights, including, without limitation, the sound recordings specified on Schedule 1.1(aj) attached hereto and incorporated by this reference.

                     (kk) "Material" shall mean, when used to modify the word "Contracts," "A/V Works" or a particular type of Contract, (vii) in the case of the Artist Agreements, the Producer Agreements, the Writer Agreements, the A/V Work Agreements, the A/V Works, the Licenses, the Unison Music Agreements or any I/P Contracts, each such agreement with each recording artist, producer, songwriter, licensor or other contributor who has been paid by Sellers net royalties and/or advances exceeding $50,000 in the aggregate during the current calendar year or any one of the preceding two calendar years relating to the creation, production, distribution or the exploitation of musical compositions or sound recordings; (viii) in the case of the Distributed Label Agreements, each agreement to distribute the products of any entity which has been paid by Sellers during the current calendar year or any one of the two preceding calendar years an amount in excess of $50,000; (ix) in the case of the Distribution Agreements, each agreement with any entity with which Sellers contracted to distribute Sellers' products and which has paid to Sellers during the current calendar year or any one of the preceding two calendar years an amount in excess of $50,000; (x) any Other Contract pursuant to which Sellers are required to pay, have paid, or entitled to receive or have received an amount in excess of $50,000 during the current calendar year or any one of the two preceding calendar years of such Other Contract; and (xi) any Acquisition Agreement by Sellers of any rights in any I/P Asset pursuant to which Sellers, individually or collectively, have received royalties, advances and/or other payments exceeding $50,000 during the current calendar year or in any one of the preceding two calendar years.

                     (ll) "Music Business" means the music division of Sellers, including the production and distribution of recorded music and related products, the domestic and international distribution of recordings for other companies and music publishing, including songwriter development, print music, music publishing and copyright administration.

                     (mm) "Operating Information" means all operating data and records of Sellers directly related to the Music Business, including books, records, sales and sales promotional data, advertising materials, customer lists, including all consumer direct marketing and record club lists and information, credit information, cost and pricing information, supplier lists, business plans, reference catalogs, and all data in computer readable form related to any of the foregoing items.

                     (nn) "Other Contracts" means all of Sellers' rights in and under leases, contracts, know-how licenses, purchase and sale orders, and other agreements, commitments, arrangements and understandings directly relating to the Music Business.

                     (oo) "Person" means any natural person, corporation, limited liability company, business trust, joint venture, association, company, firm, partnership or other entity or Governmental Authority.

                     (pp) "Print Music" means any Sellers' interest in and to all print music works directly related to the Music Business, reproducing the music and/or lyrics of one or more musical works of authorship, all artwork related thereto and all photographic or engraving plates embodying all or part thereof.

                     (qq) "Producer Agreements" means any agreement with any individual producer of any of the Masters or A/V Works.

                     (rr) "Receivables" means all accounts and notes receivable and the right to receive royalties and other income payable to either Seller in connection with the Music Business other than Commingled Receivables.

                     (ss) "Records" shall mean any reproduction of a Master, which reproduction is in any form now known and in which reproductions of sounds, with or without visual images, are fixed by any method now known, and from which sounds, with or without visual images, can be perceived, reproduced or otherwise communicated, either directly or with the aid of a machine, device or process, and including the object in which sounds, without visual images, are fixed, including, but not limited to, disc records, soundtracks, film, tape, tape cartridges and cassette tape, digital audio tape, compact disc and all "sight and sound devices" including "audiovisual" devices (as such term is used in the 1976 Copyright Act, as amended).

                     (tt) "Returns" mean all returns, declarations, reports, estimates, information returns and statements required to be filed with or supplied to any taxing authority in connection with any Taxes.

                     (uu) "Royalties" shall mean all royalties, shares of profits and/or other consideration due and payable to writers, co-publishers, artists, producers or any other royalty participants in connection with any I/P Asset.

                     (vv) "Seller" when used herein shall be deemed to include Word Canada and Word U.K., except where such reference would be inappropriate.

                     (ww) "Song Files" shall mean the copyright assignments and documents, royalty records, correspondence, books, files and records, original documents, and the like relating to the Compositions necessary to administer the Compositions and to collect the monies earned thereby throughout the world. Song Files shall also mean and include, all printed editions, folios, sheet music, or other printed material containing the Compositions and the photographic or engraving plates, if any, from which they are derived, and any publicity materials relating to the Compositions or the songwriters including, without limitation, photographs, posters, biographical materials and awards as well as all demonstration recordings, phonograph records and other embodiments of the Compositions.

                     (xx) "Subsidiaries" means Word Canada, Word U.K., Word Direct Marketing Services, Inc., Word Direct, Inc., and Word Direct.

                     (yy) "Taxes" mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, withholding, license, payroll and franchise taxes, imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

                     (zz) "Trademarks" shall mean all trademarks, trademark registrations, if any, trademark registration applications, if any, tradenames and logos which are owned, have been used, or are used, by or on behalf of Seller in connection with the Music Business, together with the goodwill associated therewith, including, without limitation, the trademarks set forth on Schedule 1.1(az), but excluding those trademarks set forth on Schedule 1.1(v) to the extent such trademarks are Excluded Assets.

                     (aaa) "Unison Music Agreements" means all licenses and other agreements related to the component of the Music Business owned by Nelson and conducted as "Unison Music" ("Unison") consisting of the production and distribution and other exploitation of budget-priced Records through mass market retail outlets, including, without limitation the Material Unison Music Agreements designated in Schedule 1.1(ba).

                     (bbb) "Unrecouped Advances" mean advances and other recoupable costs and expenses relating to the Assets paid by Seller to any third Person or incurred by Seller on behalf of a third Person which are unrecouped as of the Balance Sheet Date, substantially all of which are set forth on Schedule 1.1(bb).

                     (ccc) "Writer Agreements" shall mean and include individually and collectively each of the songwriter, co-publishing, administration and other agreements between any Seller on the one hand and any songwriter or arranger on the other and directly related to the Music Business, including, without limitation, the Material Writer Agreements identified on Schedule 1.1(bc).


                                   ARTICLE 2.
                          PURCHASE AND SALE OF ASSETS

         2.1. Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, transfer, convey, assign and deliver the Assets to Buyer and Buyer shall purchase, acquire and accept the Assets from Sellers; provided that the Foreign Assets shall be purchased, acquired and accepted from Sellers pursuant to the Subsidiary Asset Purchase Agreements (as defined in Section 7.5(b)).

         2.2. Assumption of Liabilities. As additional consideration hereunder, from and after the Closing Date, Buyer shall assume and discharge the Liabilities of Sellers (xii) existing on and arising subsequent to the Closing Date under the Contracts and under all purchase and sales commitments and orders existing on the Closing Date (the "Assumed Contracts"), (xiii) all accounts payable, accrued expenses and other Liabilities reflected on the Closing Statement, and (xiv) pending claims for audit of accountings and payments owed by Seller to parties to the Contracts in respect of the Music Business set forth on Schedule 2.2 and any other such claims made after the date of this Agreement to the extent such claims relate to periods prior to the Closing Date (collectively, the "Audit Claims") (the Liabilities referred to in clauses (i), (ii) and (iii) of this sentence being hereinafter collectively called the "Assumed Liabilities"). Except as provided in the preceding sentence, and notwithstanding anything else to the contrary contained herein, Buyer is not assuming and shall not be liable for any Liabilities of Sellers other than the Assumed Liabilities, including, without limitation, any Liabilities (a) for indebtedness for borrowed money or overdrafts; (b) relating to or in any way arising out of the Excluded Assets; (c) for fees and disbursements referred to in Section 14.2 hereof; (d) to any shareholder or Affiliate of Sellers or to any current or former employee, officer or director of Sellers, including, without limitation, any severance pay, post retirement medical benefits, COBRA benefits or other pension compensation or benefits whether by operation of Law or otherwise, other than with respect to employees of the Music Business actually engaged by Buyer after the Closing as expressly provided in Section 8.3, and only in respect of Liabilities to such employees arising after the Closing Date or accrued on the Closing Statement; (e) relating to the execution, delivery and consummation of this Agreement by the Sellers and the transactions contemplated hereby, including, without limitation, any and all Taxes incurred as a result of the sale contemplated by this Agreement; (f) for any Taxes accrued or incurred prior to the Closing Date or relating to any period (or portion of a period) prior thereto; (g) relating to or arising out of any environmental matter, including, without limitation, any violation of any Environmental Law or any other Law relating to health and safety of the public or the employees of any Seller; (h) relating to vacations, sick days and similar benefits accrued prior to the Closing Date in respect of employees of the Music Business who become employees of Buyer or its Affiliate after the Closing and not reflected on the Closing Statement; and (i) of Sellers arising under or pursuant to this Agreement. Buyer shall not assume or be bound by any Liabilities of Sellers, except as expressly assumed by it pursuant to this Agreement.


                                   ARTICLE 3.
                                 CONSIDERATION

         3.1. Purchase Price. Subject to adjustment as hereinafter provided in this Article 3, the purchase price for the Assets shall be $110,000,000 plus the Assumed Liabilities (such price, as adjusted pursuant to this Article 3 being herein referred to as the "Purchase Price").

         3.2. Payment of Purchase Price. At the Closing, Buyer shall deliver to Sellers a wire transfer of Federal or other immediately available funds for the cash portion of the Purchase Price to such bank account(s) as Sellers shall designate.

         3.3.        Pre-Closing Adjustment.

                     (a) Three business days prior to the Closing Date, Sellers shall prepare and furnish to Buyer an estimated balance sheet reflecting the Assets, Commingled Receivables and Assumed Liabilities as of the Closing Date (the "Estimated Closing Statement"), which shall be prepared in accordance with GAAP. The GAAP principles used in preparation of the Estimated Closing Statement (including those with respect to revenue recognition, reserves for returns and doubtful Receivables, valuation of Inventories, and Royalty and production advances) are as set forth on Schedule 3.3(a). Based on the Estimated Closing Statement, the chief accounting officer of Nelson shall provide Buyer with a certificate setting forth the Estimated Closing Book Value. For the purposes of this Section 3.3, the "Estimated Closing Book Value" means the Assets plus the Commingled Receivables less the Assumed Liabilities reflected on the Estimated Closing Statement and the "June 30 Book Value" means the Assets plus the Commingled Receivables less the Liabilities of the Music Business reflected in the Interim Statement of Assets and Liabilities (as defined in Section 5.5).

                     (b) On the Closing Date, the Purchase Price shall be reduced on a dollar-for-dollar basis to the extent the Estimated Closing Book Value is less than the June 30 Book Value, or the Purchase Price shall be increased on a dollar-for-dollar basis to the extent that the Estimated Closing Book Value is more than the June 30 Book Value, as the case may be.

         3.4.        Preliminary Post-Closing Adjustment.

                     (a)      Immediately following the Closing,
representatives of Buyer and Sellers shall conduct a physical count of the Inventory. Buyer and Sellers shall use such physical inventory to prepare a report on Inventory as of the Closing (the "Inventory Report"), which report shall reflect the value of Inventory, net of applicable obsolescence reserves and other adjustments required, in accordance with GAAP (including the accounting principles set forth on Schedule 3.3(a) hereto) (the "Inventory Balance"). The Inventory Report shall be finalized not later than twenty-five days after the Closing. The dollar amount assigned to Inventory on the Preliminary Post-Closing Statement (as hereinafter defined) shall be the amount set forth in the Inventory Report.

                     (b) Not later than thirty days following the Closing, Sellers shall deliver a definitive balance sheet (the "Preliminary Post-Closing Statement") reflecting the Assets, Commingled Receivables and Assumed Liabilities as of the Closing Date and prepared in the same manner as the Estimated Closing Statement but containing such adjustments thereto as Sellers consider required for such statement to fairly present the Assets and Assumed Liabilities as of the Closing in accordance with Section 3.3(a).

                     (c) Within three business days following completion of the Preliminary Post-Closing Statement, the chief accounting officer of Nelson shall provide Buyer with a certificate setting forth the Assets plus Commingled Receivables less the Assumed Liabilities reflected on the Preliminary Post-Closing Statement (the "Preliminary Post- Closing Book Value"). On the date of delivery of such certificate, the Purchase Price shall be reduced on a dollar-for-dollar basis to the extent that the Preliminary Post-Closing Book Value is exceeded by the Estimated Closing Book Value (and, in such event, Sellers shall make a payment to the Buyer in the amount of such excess by wire transfer of immediately available funds to an account designated by Buyer), or the Purchase Price shall be increased on a dollar-for dollar basis to the extent that the Preliminary Post-Closing Book Value exceeds the Estimated Closing Book Value (and, in such event, Buyer shall make a payment to Sellers in the amount of such excess by wire transfer of immediately available funds to an account designated by Sellers).

         3.5.        Collection of Commingled Receivables.

                     (a) Contemporaneous with the determination of the Preliminary Post-Closing Book Value, Sellers shall prepare and deliver to Buyer a statement (which statement shall have been prepared on a basis consistent with that of the Interim Statement of Assets and Liabilities) setting forth the dollar amount of the Commingled Receivables (the "Statement of Commingled Receivables").

                     (b) On or before the tenth day of each of the first four full months following delivery of the Statement of Commingled Receivables, Sellers shall pay to Buyer by wire transfer of immediately available funds an amount equal to one-fourth of the Commingled Receivables less

(i) in the case of the first such payment, the amount of actual returns of products credited to customer's accounts applicable to the Commingled Receivables between the Closing Date and the end of the calendar month immediately preceding such payment and (ii) in the case of the second, third and fourth such payments, the amount of actual returns of products credited to customer's accounts applicable to the Commingled Receivables during the calendar month immediately preceding such payment until 120 days of returns credits have been issued.

         3.6.        Definitive Post-Closing Adjustment.

                     (a) Not later than 150 days following the Closing Date, Buyer shall deliver a definitive balance sheet (the "Definitive Post-Closing Statement") reflecting the Assets, Commingled Receivables and Assumed Liabilities as of the Closing Date and prepared in the same manner as the Estimated Closing Statement; provided that all credits issued for returns of products during the first 120 days after the Closing shall be the reserve for returns on the Definitive Post-Closing Statement less applicable Inventory costs and Royalty costs determined in the same manner as in the Preliminary Post-Closing Statement.

                     (b) Unless Sellers deliver to Buyer, within fifteen days of completion and delivery of the Definitive Post-Closing Statement, a letter specifying in reasonable detail any objections to any item set forth in the Definitive Post-Closing Statement (a "Dispute Letter"), the Definitive Post-Closing Statement shall be deemed conclusive and binding on the parties hereto. If Sellers deliver to Buyer a Dispute Letter setting forth any such objections within such fifteen day period, Buyer and Sellers shall promptly attempt to resolve the matters set forth in such Dispute Letter. If Buyer and Sellers fail to reach an agreement with respect to such matters on or before the fifteenth day after receipt by Buyer of a Dispute Letter, then as to any matter(s) in dispute, Buyer or Sellers may submit any matter(s) in dispute set forth in the Dispute Letter to a mutually acceptable certified public accountant at a "Big 6" accounting firm located in Nashville, Tennessee for resolution. Such accountant shall review such materials and conduct such procedures as shall be necessary to make a determination of such matters as to which disagreement remains and shall deliver his written opinion thereon to Buyer and Sellers within thirty days of submission of the dispute to him, which determination, or any determination of such matters mutually agreed to by Buyer and Sellers, shall be conclusive and binding on Buyer and Sellers (the "Final Determination"). In connection therewith, each party will furnish to the accountant such work papers and schedules and other information relating to the disputed matter(s) as the accountant may request and will be afforded an opportunity to present to the accountant any material relating to the disputed matter(s) and to discuss the disputed matter(s) with the accountant. The costs and expenses of the accountant incurred with respect to the Final Determination shall be shared equally by Buyer and Sellers. The Definitive Post-Closing Statement shall be modified to reflect the Final Determination.

                     (c) During the period following the issuance of the Definitive Post-Closing Statement and until the issuance of the Final Determination, Buyer and Sellers and their respective representatives shall have the right to communicate with, and to review the work papers and schedules prepared or reviewed by, Sellers, Buyer or their respective accounting advisors in connection therewith, and shall have access to such employees of Sellers or Buyer and to all relevant books and records of Sellers or Buyer to the extent reasonably required to complete their review.

                     (d) Within three business days following completion of the Definitive Post-Closing Statement and any Final Determination with respect thereto, the Purchase Price shall be reduced on a dollar-for-dollar basis to the extent that the Assets plus the Commingled Receivables less the Assumed Liabilities reflected on the Definitive Post-Closing Statement (the "Definitive Post-Closing Book Value") is exceeded by the Preliminary Post-Closing Book Value (and, in such event, Sellers shall make a payment to the Buyer in the amount of such excess by wire transfer of immediately available funds to an account designated by Buyer), or the Purchase Price shall be increased on a dollar-for-dollar basis to the extent that the Definitive Post-Closing Book Value exceeds the Preliminary Post-Closing Book Value (and, in such event, Buyer shall make a payment to the Sellers in the amount of such excess by wire transfer of immediately available funds to an account designated by Sellers).

                     (e) All Receivables determined to be uncollectible in preparing the valuation of Receivables on the Definitive Post-Closing Statement shall be assigned to Sellers to the extent such uncollectible Receivables in the aggregate exceed the reserve for doubtful accounts in the Preliminary Post-Closing Statement.



                                   ARTICLE 4.
                      CLOSING; OBLIGATIONS OF THE PARTIES

         4.1. Closing Date. The Closing (the "Closing") shall take place at 10:00 a.m., local time, on January 2, 1997 at the offices of Bass, Berry & Sims PLC, 2700 First American Center, Nashville, Tennessee, or at such other time and place as the parties hereto mutually agree (the "Closing Date").

         4.2.        Obligations of the Parties at the Closing.

                     (a) At the Closing, Buyer shall deliver to Sellers (or Sellers' agent):

                              (i)          the consideration as specified in
                     Section 3.1;

                              (ii) a copy of resolutions of the Board of Directors of Buyer, certified by Buyer's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Buyer, and the consummation of the transactions contemplated hereby;

                              (iii) a certificate of a duly authorized officer of Buyer certifying as to the accuracy in all material respects of Buyer's representations and warranties at and as of the Closing and that Buyer has performed or complied in all material respects with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by Buyer at or before the Closing;

                              (iv) the opinion of Loeb & Loeb, LLP, legal counsel for Buyer, in accordance with Section 10.4;

                              (v) such instruments of assumption, in form and substance reasonably satisfactory to Sellers, as shall be necessary for Buyer to assume as of the Closing Date and agree to pay, perform and discharge the Assumed Liabilities;

                              (vi) the Transition Services Agreement (as hereinafter defined in Section 7.5), duly executed by Buyer; and

                              (vii) the License Agreement (as defined in Section 7.5), duly executed by Buyer.

                     (b)      At the Closing, Sellers will deliver to Buyer:

                              (i) such bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer all of Sellers' title to and interest in the Assets;

                              (ii)         copy of resolutions of the
                     Board of Directors of each Seller, certified by each Seller's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by such Seller, and the consummation of the transactions contemplated hereby;

                              (ii) a certificate of the duly authorized officer of each of the Sellers certifying as to the accuracy in all material respects of Sellers' representations and warranties at and as of the Closing, and that they have performed or complied in all material respects with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by each of them at or before the Closing;

                              (iv) the opinion of Bass, Berry & Sims PLC, legal counsel for the Sellers, in accordance with
                     Section 9.4;

                              (v) the Transition Services Agreement, duly executed by Nelson and Word;

                              (vi)         a duly executed change of name
                     certificate for Word and each Affiliate of Sellers using "Word" in its name, in each case in form suitable for filing in all appropriate jurisdictions, in the case of Word, changing the name to a name, which may include "Word" in conjunction with the word "Publishing," "Books" or any similar word, and, in the case of any other Sellers using "Word" in its name, to a name not containing and not confusingly similar to the word "Word";

                              (vii) all consents required in connection with the execution and delivery of this Agreement and the transactions contemplated hereby;

                              (viii)       the License Agreement, duly
                     executed by Sellers; and

                              (ix) appropriate instruments authorizing Buyer to endorse in the name of Sellers on all checks, drafts, notes and other instruments for the payment of money and to receive for the account of Buyer all proceeds thereof to which Buyer is entitled under this Agreement.


                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES BY SELLERS

         Sellers jointly and severally hereby represent and warrant as follows:

         5.1. Authorization. Sellers have full corporate power and authority to enter into this Agreement and perform their respective obligations hereunder and carry out the transactions contemplated hereby. The Board of Directors of each Seller has taken all action required by law, its Articles of Incorporation, its Bylaws and otherwise to authorize the execution and delivery by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby. Assuming the due execution and delivery by Buyer, this Agreement constitutes the valid and binding agreement of each Seller, enforceable against each such Seller in accordance with its terms.

         5.2. Organization, Good Standing and Qualification. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Seller has full corporate power and authority to carry on its business as now conducted and possesses all governmental and other permits, licenses and other authorizations to own, lease or operate the Assets and to carry on the Music Business as presently conducted.

         5.3.        Subsidiaries.

                     (a) Nelson is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of Word. Word and/or Nelson is the sole record and beneficial owner of all issued and outstanding shares of capital stock of Word Canada, Word U.K. and Word Direct Marketing Services, Inc. ("WDMS"). All of the shares of capital stock of Word Direct, Inc. ("WDI") are owned by WDMS. All of the outstanding partnership interests in Word Direct are owned by WDMS and WDI.

                     (b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

         5.4. No Violation. The execution and delivery of this Agreement by Sellers does not, and the consummation of the transactions contemplated hereby will not, (f) violate, conflict with, or require the consent under, any provision of any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which any of the Sellers is subject or by which any of them is bound (including, without limitation, any Assumed Contract), except for such consents as are set forth on Schedule 5.4 and which shall have been obtained prior to the Closing Date, or as otherwise permitted pursuant to Section 7.9 hereof; (g) violate or conflict with any provision of the Articles of Incorporation or Bylaws of any of the Sellers; or (h) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to any of the Sellers.

         5.5. Financial Statements. (a) Sellers have delivered to Buyer an unaudited statement of assets and liabilities of the Music Business as at March 31, 1996, and the related statement of operations of the Music Business for the fiscal year then ended, and (b) attached hereto as Schedule 5.5 is the unaudited statement of assets and liabilities of the Music Business as at the Balance Sheet Date (the "Interim Statement of Assets and Liabilities") which was previously delivered to Buyer together with the related unaudited statement of operations of the Music Business for the three months then ended (the "Interim Financial Statements" and together with the annual financial statements described in subsection (a) hereof, the "Financial Statements").
The Financial Statements fairly present the assets and liabilities, and revenues and expenses attributable to the Music Business as at the respective dates thereof and for the periods therein referred to, in accordance with GAAP, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments.

         5.6. Records and Books of Account. Since the Balance Sheet Date, the records and books of account of Sellers have been regularly kept and maintained in conformity with GAAP.

         5.7. Liabilities. There are no Liabilities of Seller relating to the Music Business (including, but not limited to, Liabilities for Taxes relating to any prior period) other than (i) those Liabilities as are required by GAAP to be, and which are, disclosed or reserved for on the Interim Statement of Assets and Liabilities; (ii) those incurred since the Balance Sheet Date, in the ordinary course of the Music Business, and not in violation of or in conflict with any of the terms, agreements, warranties, representations and conditions of Sellers contained in this Agreement; and

(iii) those arising under Contracts set forth in Schedule 5.7 hereto. There are no advances (which, alone or in the aggregate are material) which have been made by any third Persons to any Seller which are recoupable by such third Persons from income derived from the Assets which will not be reflected on the Definitive Closing Statement. All Royalties, advances, obligations or contractual obligations of any kind payable by Sellers to third Persons (such as recording artists and record companies) prior to the Closing Date will have been paid or will be accrued on the Estimated Closing Statement.

         5.8.        Title to Assets; Encumbrances.

                     (a) Except as set forth on Schedule 5.8, as of the Closing Date, Sellers will be the owners of and will have good and marketable title to the Assets, including all of the properties and Assets reflected in the Interim Statement of Assets and Liabilities (except for personal property sold since the date of the Interim Statement of Assets and Liabilities in the ordinary course of business). As of the Closing, none of the Assets will be subject to any Lien, except (a) Liens shown on the Financial Statements as securing specified liabilities, (b) Liens for current Taxes not yet due and payable, and (c) imperfections of title and Liens, if any, which do not materially detract from the value of the property subject thereto or materially impair the use of the property subject thereto. Except as aforesaid or as set forth on Schedule 5.8, upon the Closing Buyer shall acquire good and marketable title to all of the Assets, free and clear of all Liens. All Liens listed on Schedule 5.8 represent Liens on Royalties payable by the Sellers to third parties.

                     (b) Sellers own and are conveying all of the Assets that are necessary to conduct the Music Business as conducted prior to the date hereof, including, without limitation, all rights, assets and properties from which the products contained in the Catalogue are derived, other than the Excluded Assets and those services to be performed under the Transition Services Agreement.

         5.9.        Intellectual Property.

                     (a) All rights in I/P Assets are valid and enforceable, are free and clear of any Liens, and, with the sole exception of Buyer's Assumed Liabilities, no Royalties, advances or other payments are or will be payable by Buyer with respect to any of them. Except with respect to such matters which, alone or in the aggregate, would not have a material adverse effect on the Assets or the Music Business (a "Material Adverse Effect"), no Person other than Seller has or may validly claim a reversionary interest in the ownership of any I/P Asset (other than Artwork with respect to products not in the Catalogue) or the income derived therefrom arising or enforceable at any time prior to the expiration of the maximum term of copyright throughout the universe other than by virtue of Seller's failure to exploit the I/P Asset in question. None of the rights of Seller to any Asset and any licenses or other agreements relating thereto will be impaired in any way by the transactions contemplated by this Agreement except to the extent that the same would not, alone or in the aggregate, have a Material Adverse Effect.

                     (b) Sellers are not infringing upon, or otherwise acting in conflict with, any rights of any Person with respect to the use or exploitation of any of the Assets, and during the four years prior to the date hereof neither Seller nor any Affiliate of Seller has received written notice of any such claim, nor is Seller aware of any such claim of which any other Person has received written notice which was not without merit or which has not been satisfactorily resolved. The I/P Assets are original works of authorship and do not infringe upon or violate any rights of privacy or publicity, copyright, trademark or any other legal or equitable rights of any Person.

                     (c) Except to the extent the same would not, alone or in the aggregate, have a Material Adverse Effect, certificates of copyright registration and, where the original term of copyright has expired, certificates of renewal copyright registration, in respect of the Masters, Compositions, Print Music and Artwork have been issued by the United States Register of Copyrights with respect to no less than each of said works that has been published (as defined in the United States Copyright Act, as amended) and said copyright and renewal copyright certificates were duly and timely applied for and remain in full force and effect. No action by or with the authority or consent of Seller has been taken or omitted which would destroy or impair protection of any of the I/P Assets under the United States Copyright Act or the copyright laws of any other territory of the world.
         Sellers have received no notices terminating any of Sellers' rights under Section 304 of the United States Copyright Act.

                     (d) Other than the Trademarks, there are no trademarks, trademark registrations, trademark registration applications, tradenames or logos which are owned, or currently used by Sellers in connection with the Music Business anywhere in the world. In the past four years, Sellers have received no written notice from any person alleging that any Trademark infringes upon the rights of any other person which was not without merit or which has not been satisfactorily resolved, and Sellers have no knowledge of any facts which could reasonably be expected to give rise to such a claim.

                     (e) Except as specifically set forth in Artist Agreements, I/P Agreements relating to Masters and Producer Agreements and with the exception of so-called "mechanical royalties", no Royalties based on sales are payable by Seller to any party in connection with any Master.

                     (f) Except as set forth on Schedule 5.9(f) or to the extent the same would not have a Material Adverse Effect, each of the Contracts included in the Assets between any of the Sellers on the one hand, and any writer, author, artist, producer, grantor, assignor, assignee, licensor or licensee (or other contributor, creator, owner or user) on the other hand, and which relates to any I/P Asset is in full force and effect as of the date hereof and enforceable in accordance with its terms (except that such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium (whether general or specific) or other laws now or hereafter in effect relating to creditor's rights generally and the remedy of specific enforcement and injunctive or other forms of equitable relief may be subject to equitable defense and to the discretion of the court before which any proceeding therefor may be brought); and the Sellers have performed their obligations thereunder and are not in default with respect to any such agreements, except where such failure to perform or such default would not have a Material Adverse Effect.

                     (g) Except to the extent the same would not have a Material Adverse Effect, the grant of copyright in each Composition which was afforded statutory copyright protection under U.S. law as of January 1, 1978 from the writer(s) thereof to Sellers extends to all of Sellers' rights to the original term of copyright, the renewal term and all extensions of such copyright in each country of the world.

                     (h) Except to the extent the same would not have a Material Adverse Effect, all of Sellers' rights in each Master, A/V Work and Print Music will extend for the full duration of copyright protection in each country of the world.

                     (i) Schedule 1.1(o) sets forth all Compositions owned in whole or in part by Sellers contained in Sellers' electronic data base and includes all Compositions which have generated revenue since January 1, 1994.

         5.10. Tax Matters. There are no Liens for Taxes (other than Liens for current Taxes not yet due and payable) upon any of the Assets.

         5.11. Litigation. Except as set forth in Schedule 5.11, there are no outstanding Actions pending, or to the knowledge of Sellers, threatened by or against or affecting the Sellers or any of their properties or rights, in respect of the Music Business. Sellers are not in default with respect to any order, writ, injunction or decree of any Governmental Authority. None of the Actions referred to on Schedule 5.11 hereto is reasonably likely to have a Material Adverse Effect on the Music Business or the financial condition, Assets, liabilities or results of operations thereof.

         5.12. Orders, Decrees, Etc. There are no orders, decrees, injunctions, rulings, publications, decisions, directives, or pronouncements of any court or any Governmental Authority issued against, or binding on, Sellers which adversely affect the conduct of the Music Business as presently conducted.

         5.13.       Compliance With Law; Permits and Licenses.

                     (a) Sellers have complied and are in compliance with all Laws of any Governmental Authority applicable to the Music Business or the Assets including, without limitation, Environmental Laws, Laws relating to zoning, building codes, antitrust, occupational safety and health, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and withholding and social security taxes.

                     (b) Each Seller holds all the permits, licenses and franchises which are necessary for or material to its use, occupancy or operation of the Assets or the conduct of the Music Business; and no notice of violation of any applicable Law binding on any of Sellers with respect to the Assets or the Music Business has been received.

         5.14. Other Contracts and Commitments. Schedule 5.14 sets forth a complete and accurate list of all Material Other Contracts. Other than with respect to such matters which, alone or in the aggregate, would not have a Material Adverse Effect, (i) each of the Other Contracts is a valid and subsisting contract of all the parties thereto in full force and effect without modification, (ii) Sellers are not in default under any of the Other Contracts and have performed all obligations required to be performed by them thereunder, and (iii) all of the Other Contracts are legal, valid and binding obligations and are in full force and effect as of the date hereof and enforceable in accordance with their terms (except that such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium (whether general or specific) or other laws now or hereafter in effect relating to creditor's rights generally and the remedy of specific enforcement and injunctive or other forms of equitable relief may be subject to equitable defense and to the discretion of the court before which any proceeding therefor may be brought). The Other Contracts include every contract, written or oral, to which any of Sellers is a party, that is directly related to the Music Business. Sellers have disclosed and delivered, prior to the date hereof, copies of all Other Contracts.

         5.15. Broker's and Finder's Fees. Except for J.C. Bradford & Co., no agent, broker, investment banker, person or firm acting on behalf of Sellers or under their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly in connection with any of the transactions contemplated hereby. Any fee to which J. C. Bradford & Co. is entitled shall be the sole responsibility of Sellers.

         5.16.       Fixed Assets; Leased Premises.

                     (a) Schedule 5.16(a) hereto sets forth a list and description as at October 31, 1996 of all equipment, machinery, motor vehicles, fixtures and other fixed assets relating to the Music Business owned or used by any Seller, indicating the owner and location thereof and the cost applicable thereto. Each of the fixed assets owned or used by Sellers in relation to the Music Business is in good repair and operating condition, normal wear and tear excepted. The dollar amount of the fixed assets owned by Sellers as shown on the Interim Statement of Assets and Liabilities does not exceed Sellers' cost of the same.

                     (b) Schedule 5.16(b) sets forth a list of each lease of premises used in relation to the Music Business executed by or binding upon any of Sellers as lessee, sub-lessee, tenant or assignee (the "Leased Real Estate") setting forth in each case a brief description of the premises covered thereby, the rental payable thereunder and the term (including any extensions available) thereunder. Each such lease is in full force and effect without any default or breach thereof by the applicable Seller or any other party thereto. Except as set forth on Schedule 5.16(b), no consent of any landlord or any other party is required under any such lease in order to assign each such lease to Buyer and to keep such lease in full force and effect after the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. True and complete copies of all leases required to be listed on
         Schedule 5.16(b), including all amendments, addenda, waivers and all other binding documents affecting the tenant's rights thereunder, have heretofore been delivered to Buyer.

         5.17. Supplemental Schedule of Purchase and Sales Commitments and Orders. At the Closing, Sellers shall deliver Schedule 5.17 which shall set forth a list of all purchase commitments and orders of Seller relating to the Music Business as of a date within three days of the Closing Date involving more than $5,000 and the aggregate dollar amount of all sales orders (whether for the sale of products or the rendering of services) of Sellers as of a date within three days of the Closing Date. Sellers have not from the Balance Sheet Date to the date hereof, and will not, from the date hereof to the Closing Date, enter into any purchase or sales commitment or order relating to the Music Business except in the ordinary course of business consistent with past practices.

         5.18. Labor Relations. There are no labor strikes, disputes, slow downs, work stoppages or other labor troubles or grievances pending or, to Sellers' knowledge, threatened against or involving Sellers in respect of the Music Business. No unfair labor practice complaint before the National Labor Relations Board, no discharge or grievance before the Equal Employment Opportunity Commission and no complaint, charge or grievance of any nature before any similar or comparable state, local or foreign agency, in any case relating to Sellers in the conduct of the Music Business is pending or, to Sellers' knowledge, threatened. None of Sellers have received notice, and Sellers have no knowledge, of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct any investigation of or relating to Seller in respect of the Music Business.
Schedule 5.18 lists each Contract binding on any Seller with respect to the Music Business with any consultant, labor union or other collective bargaining organization (each a "Labor Agreement"). Each Labor Agreement is in full force and effect and no Seller is or, with the giving of notice or, lapse of time, or both, would be in default thereunder. To the knowledge of Seller, no officer or key employee of Seller in respect of the Music Business has any plans to terminate his or her employment with Seller prior to the Closing Date.

         5.19. Actions Not in Ordinary Course. Since the Balance Sheet Date, and other than with respect to such matters which, alone or in the aggregate, would not have a Material Adverse

Effect, the Sellers have not, and prior to the Closing Date Sellers will not have, (i) incurred any Liability directly relating to the Music Business, except Liabilities incurred in the ordinary course of business and Liabilities incurred under contracts entered into in the ordinary course of business; (ii) discharged or satisfied any Lien or paid any Liability directly relating to the Music Business, other than Liabilities shown on the Interim Statement of Assets and Liabilities and Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices; (iii) sold or transferred any assets or written off any Receivables or Commingled Receivables, except for the sale of Inventory and the collection and write off of Receivables in the ordinary course of business consistent with past practices or in connection with the consummation of the transactions contemplated herein; (iv) granted any Liens; (v) suffered any losses or waived any rights of substantial value; (vi) granted any bonuses or commissions or increased the compensation payable to any of its employees, directors or officers in the music division of Sellers or increased the aggregate payment of any fees to any such Person except in the ordinary course of business consistent with past practice or as previously disclosed to Buyer and granted in connection with the consummation of the transactions contemplated herein;
(vii) made any loans to any individuals, firms, corporations or other entities in the music division of Seller; (viii) made any change in any method of accounting or auditing practice relating to the Music Business; or (ix) entered into any transaction relating to the Music Business other than as contemplated herein or other than in the ordinary course of business or agreed (whether or not in writing) to do any of the foregoing.

         5.20. No Changes. Since the Balance Sheet Date, except as set forth in Schedule 5.20, Sellers have conducted the Music Business only in the ordinary course consistent with past practice, and there has not been:

                     (a) any material adverse change in the business, operations, or financial condition of the Music Business;

                     (b) any sale, transfer or other disposition of any Assets and no Seller has entered into any contract or commitment relating to the Music Business, other than in the ordinary course of business consistent with past practices;

                     (c) any incurrence of any debt, guarantee, capitalized lease or contingent obligation other than in the ordinary course of business consistent with past practices;

                     (d) any disposition or lapse of any of any of Sellers' I/P Assets that are material to the Music Business;

                     (e) any acquisition of any assets, raw materials or properties in respect of the Music Business, and no Seller has entered into any other transaction relating to the Music Business other than in the ordinary course of business consistent with past practices;

                     (f) any incurrence or commitment to incur capital expenditures in relation to the Music Business in the aggregate in excess of $50,000;

                     (g) any failure to keep in full force and effect insurance comparable in amount and scope to coverage maintained by or on behalf of Sellers in respect of the Music Business on the Balance Sheet Date;

                     (h) damage, destruction or casualty loss, whether covered by insurance or not, affecting the Music Business in the aggregate in excess of $50,000;

                     (i) any other action taken that would cause any representation or and warranty made by it in this Agreement not to remain true and correct;

                     (j) any settlement, release or forgiveness of any claim or litigation or waiver of any right with respect to the Music Business; or

                     (k) any commitment by any of Sellers to do any of the foregoing.

         5.21. Compensation. Schedule 5.21 hereto lists the names, title or job description, and total annual salary of all U.S. employees, officers and directors of Sellers whose primary responsibilities are related to the Music Business who, as of the date hereof, are or will be entitled to receive compensation from Seller at an annualized rate in excess of $25,000 per year.

         5.22.       Employee Benefits.

                     (a) None of the Sellers nor any of their ERISA Affiliates, as hereinafter defined, has incurred (nor has any event occurred or a claim been threatened which reasonably can be anticipated to result in a Seller or any of its ERISA Affiliates incurring) any material loss or Liability in connection with any existing or previously existing employee benefit plan which could become, on or after the Closing Date, an obligation or Liability of Buyer or any of its Affiliates or which has or could give rise to any Liens on any of the Assets. Without limiting the foregoing, none of the Sellers has ever contributed to any "multiemployer plan" as such term is defined in Section 3(37) of ERISA. For purposes hereof, the term "ERISA Affiliate" means a person or entity which, together with a Seller, are treated as a single employer under Section 414 of the Code.

                     (b) Each Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, has been operated in compliance with the requirements of Section 4980(B) of the Code and Sections 601 through 608 of ERISA ("COBRA").

                     (c) Sellers do not maintain or contribute to any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) which provides retiree health or other post-termination employment welfare benefits, other than as required under COBRA.

         5.23.       Governmental Approvals.  Except as set forth in Section
7.3 hereof, no governmental authorization, approval, order, license, permit, franchise, or consent and no registration, declaration or filing by Sellers with any Governmental Authority is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         5.24. Secrecy and Noncompetition Agreements. Sellers have entered into secrecy and noncompetition agreements in the forms set forth on
Schedule 5.24 hereto with the employees listed on such Schedule 5.24, which persons are all of the persons with whom any of the Sellers has entered into such agreements in respect of the Music Business. To the knowledge of Sellers, no employee of the Music Business is subject to any secrecy or noncompetition agreement with anyone other than Sellers.

         5.25. Insurance Policies. All insurance policies which insure Assets or relate to the Music Business are in amounts customarily deemed to be adequate, and cover all risks customarily insured against in businesses like the Music Business, and all premiums due to the date hereof on such policies have been paid in full. Sellers have not failed to give any notice or present any claim in respect of the Music Business under any such policy in a timely fashion. Such insurance to the date hereof has, and to the Closing Date will have, (a) been maintained in full force and effect and (b) not been canceled or changed except to extend the maturity dates thereof.

         5.26. No Omissions. Sellers do not know of any facts or circumstances not disclosed to Buyer which indicate that the Assets or the operations or prospects of Sellers relating to the Music Business may be adversely affected or which otherwise should be disclosed to Buyer in order to make any of the representations or warranties made herein on the part of the Sellers not misleading. To the best knowledge of Sellers, no representation or warranty by Sellers contained in this Agreement, and no statement contained in any Schedule, Exhibit, or any certificate required to be furnished to Buyer under this Agreement, contains any untrue statement of any material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

         5.27. Sellers Representations and Warranties. The representations and warranties of Sellers contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, will be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made-on and as of the Closing Date.


                                   ARTICLE 6.
                    REPRESENTATIONS AND WARRANTIES BY BUYER

         Buyer hereby represents and warrants to Sellers as follows:

         6.1. Authorization. Buyer has full corporate power and authority to enter into this Agreement and perform its obligations hereunder and carry out the transactions contemplated hereby. The Board of Directors of Buyer has taken all action required by law, its Articles of Incorporation, its Bylaws and otherwise to authorize the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby. Assuming the due execution and delivery by Sellers, this Agreement constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

         6.2. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Buyer is duly qualified to transact business as a foreign corporation and is in good standing in all jurisdictions where the failure to so qualify would have an adverse impact on Buyer or on Buyer's operations in such jurisdiction.

         6.3. No Violation. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, (a) violate, conflict with or require the consent thereunder any provision of any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Buyer is a party or by which it is bound; (b) violate or conflict with any provision of Buyer's Articles of Incorporation or Bylaws; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Buyer; or
(d) violate any other contractual or legal obligation or restriction to which Buyer is subject.

         6.4. Sufficient Funds. Buyer has and will continue to have sufficient funds to consummate the transactions contemplated hereby, including, without limitation, to pay the consideration set forth in Article 3 hereof in accordance with the terms of this Agreement, and has all requisite power and authority to make payment of such funds in the manner described herein and such funds are and will be at the Closing Date free and clear of all Liens.

         6.5. Certain Proceedings. There is no pending, or to the knowledge of Buyer, threatened Actions at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the consummation of the transactions contemplated hereby.

         6.6. Broker's and Finder's Fees. No agent, broker, investment banker, person or firm acting on behalf of Buyer or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated herein.

         6.7. Sellers' Representations and Warranties. The Buyer is not aware that the Sellers' representations and warranties in Article 5 are untrue in any material respect on the date hereof. As used herein, Buyer's "awareness" for purposes of this Section 6.7 is limited to the actual knowledge of Buyer's Chief Financial Officer, General Counsel, Director of Internal Audit, Senior Vice President, and Vice President of Finance and Operations of Opryland Music Group Inc. (together, the "Buyer Representatives").

                                   ARTICLE 7.
                      COVENANTS AND AGREEMENTS OF SELLERS

         Sellers, jointly and severally, agree that, from the date hereof until the Closing, and thereafter if so specified, they will, and will cause the Subsidiaries to, fulfill the following covenants and agreements unless otherwise consented to by Buyer in writing:

         7.1.        Conduct of Business Pending the Closing.

                     (a) Sellers, in respect of the Music Business, the Assets and the Assumed Liabilities, will:

                              (i)          preserve the existence, rights,
                     business organization and franchises of the Music Business, keep available to Buyer Sellers' officers and employees engaged in the Music Business, and use their best efforts to preserve for Buyer the present relationships of Sellers in respect of the Music Business with their songwriters, artists suppliers and customers and others having business relationships with them; and

                              (ii) conduct the Music Business in the ordinary course of business consistent with past practices and shall not, without the prior written consent of Buyer, purchase, sell, lease, encumber or otherwise dispose of any Assets except Inventories in the ordinary course of business and consistent with past practice or make any change in the Music Business, operations or the manner of conducting the Music Business.

                     (b) Seller in respect of the Music Business will not, without the prior written consent of Buyer:

                              (i) make or obligate themselves to make any increase in the rate or terms of compensation payable to any officer, director, or employee engaged primarily in the Music Business, hire or discharge any officer, director or employee or otherwise incur any further employment obligations or commitments other than annual salary increases in the ordinary course of business consistent with past practices;

                              (ii) enter into any Contract or cancel or renegotiate or amend any existing Contract except for Contracts in the ordinary course of business consistent with past practices of less than $25,000 in each instance;

                              (iii) permit any renewal option under any Contract to lapse, or exercise any option to renew any Contract without the prior consultation with and written consent of Buyer;

                              (iv) make or commit to make any capital expenditure in relation to the Music Business other than in the ordinary course of business consistent with past practices in excess thereof in an amount equal to $25,000 or more in the aggregate;

                              (v)          waive any rights of substantial
                     value;

                              (vi)         dispose of, permit to lapse, or
                     otherwise fail to preserve any of its rights under I/P Assets, I/P Contracts or other similar rights, dispose of or permit to lapse any license, permit or other form of authorization, or dispose of or disclose to any person, other than an authorized representative of Buyer, any customer list, trade secret, or know-how;

                              (vii) make any change in any method of accounting or accounting practice or in the application of such method of accounting or accounting practice or make any change in accounting estimate;

                              (viii) pay, loan or advance any amount to or in respect of, or sell, transfer or lease any assets (whether real, personal or mixed, tangible or intangible) to, or enter into any agreement, arrangement or transaction with, any of its officers or directors, any of its Affiliates or associates or any Person in which it or any of its officers, directors, Affiliates or associates, has any direct or indirect interest, except for (A) directors, fees and compensation to its officers and employees at rates not exceeding the rates of compensation in effect on the Balance Sheet Date and (B) advances made to employees for travel and other business expenses in reasonable amounts consistent with past practice;

                              (ix)         without limiting any of the
                     foregoing, take or refrain from taking any action the result of which would render any representation or warranty made to Buyer in or in connection with this Agreement inaccurate when deemed made on and as of the Closing Date; or

                              (x)          agree, whether in writing or
                     otherwise, to take any action prohibited in this Section
                     7.1.

         7.2. Access. Subject to the terms of the Confidentiality Agreement between Nelson and Buyer (the "Confidentiality Agreement"), after the execution of this Agreement and continuing until the Closing, Sellers shall permit Buyer and its counsel, accountants and other representatives reasonable access during normal business hours and upon reasonable notice, access to the properties, books, contracts, commitments, records, employees, representatives and advisors of Sellers in respect of the Music Business and will furnish Buyer and its representatives during such period with all such information concerning Sellers' affairs in respect of the Music Business and such copies of such documents relating thereto, as Buyer or its representatives may reasonably request. Sellers agree to permit Buyer and its authorized representatives to visit, together with representatives of Sellers, suppliers, customers, recording artists, producers, authors, composers, distributors or others having business relations with Sellers relating to the Music Business. In the event that this Agreement is terminated, Buyer shall return all nonpublic documents furnished hereunder, shall destroy all documents or portions thereof prepared by Buyer or its representatives that contain nonpublic information furnished by Sellers pursuant hereto, and, in any event, shall hold all nonpublic information received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving such information through persons (other than the party providing such information) having no obligation to maintain such information in confidence. Notwithstanding any other provision hereof, the parties hereto shall continue to be bound by the terms and conditions of the Confidentiality Agreement.

         7.3. Government Consents and Approvals. Sellers shall take all necessary corporate and other action and use all reasonable efforts to obtain promptly all consents, approvals, permits, licenses, authorizations, exemptions, waivers from Governmental Authorities or third parties under agreements which are not Contracts required of Sellers to carry out the transactions contemplated in this Agreement, including but not limited to (i) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (ii) filings required under the Investment Canada Act (the "Investment Canada Act"); (iii) the Canada Competition Act (the "Competition Act"); and (iv) filings required under the United Kingdom Fair Trading Act of 1973 (the "U.K. Fair Trading Act"), and shall provide to Buyer such information as Buyer may reasonably require to make such filings and prepare such applications as may be required for the consummation by Buyer of the transactions contemplated by this Agreement.

         7.4. Bulk Sales Compliance. Buyer hereby waives compliance by Sellers with the provisions of the bulk sales or similar laws of any and all states (the "Bulk Sales Laws"), and Sellers covenant and agree to pay and discharge when due all claims, liabilities and related expenses which may be asserted against Buyer by reason of such noncompliance.

         7.5.        Other Agreements.

                     (a) Sellers shall enter into with Buyer an agreement, in form and substance reasonably satisfactory to Sellers and Buyer, whereby Sellers will provide, and Buyer will compensate Sellers for, certain administrative support services to the Music Business during a transition period extending not more than 12 months following the Closing Date (the "Transition Services Agreement").

                     (b) Each Subsidiary and a direct or indirect subsidiary of Buyer designated by Buyer (each, a "Foreign Buyer") shall enter into an agreement, in form and substance reasonably satisfactory to Sellers and Buyer (the "Subsidiary Asset Purchase Agreements"). Each Subsidiary Asset Purchase Agreement shall contain such terms as are necessary and appropriate to effectuate the sale of the Foreign Assets to the designated Foreign Buyer, on substantially the terms and conditions provided herein and in accordance with the intent of Sellers and Buyer herein; provided, however, that any provisions relating to penalties and other Liabilities which may be assessed in excess of severance pay (which severance pay shall be the obligation of Sellers) which arise by operation of Law in respect of severance of employees of the Music Business of Foreign Subsidiaries which are not engaged as employees by a Foreign Buyer after the Closing Date because of the failure of a Foreign Buyer to employ substantially all such employees shall be subject to mutual agreement of the parties based on the facts and circumstances at the time the Subsidiary Asset Purchase Agreements are entered into. The Subsidiary Asset Purchase Agreements shall be entered into prior to the Closing Date and provide for closings thereunder on the Closing Date.

                     (c) On the Closing Date, Nelson and Buyer shall enter into an agreement, in form and substance reasonably satisfactory to Nelson and Buyer whereby Buyer will grant to Nelson a license to use the tradename "Word" and certain related trademarks as set forth on
         Schedule 7.5(c) hereto for a period of five years in connection with certain aspects of Nelson's book publishing business and with respect to certain video recordings (other than video recordings consisting primarily of musical performances) which constitute Children's Products published by Nelson (the "License Agreement").

         7.6. Other Transactions. Until the Closing or the termination of this Agreement in accordance with Article 12, Sellers will not, and will cause their directors, officers, employees, agents and Affiliates not to, directly or indirectly, solicit or initiate the submission of proposals from, or solicit, encourage, entertain or enter into any arrangement, agreement or understanding with, or engage in any discussions with, or furnish any information to, any Person, other than Buyer or a representative thereof, with respect to the acquisition of all or any part of the Assets other than in the ordinary course of business. Should Sellers or any of their Affiliates or representatives, during such period, receive any offer relating to such acquisition, they will provide Buyer with immediate notice thereof, which notice will include the identity of the prospective offeror and the price and terms of any offer.

         7.7. Notification. Sellers shall give Buyer prompt written notice of (i) the existence of any fact or the occurrence of any event which constitutes, or with the giving of notice or the passage of time or both would constitute, a breach of any representation or warranty by Sellers made herein or pursuant hereto and (ii) the taking of any action by Sellers that would breach or violate, or constitute a default under, any agreement or covenant of Sellers made herein or pursuant hereto. The giving of any such notice shall not affect, modify or limit in any way any representation, warranty, agreement or covenant of Sellers made herein or pursuant hereto or Buyer's right to rely thereon.

         7.8. Supplemental Disclosure. Sellers agree that, with respect to its representations and warranties made in this Agreement, they will have a continuing obligation to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules hereto; provided, however, that neither the supplementing or amending of any Schedules by Sellers, nor the availability or other actual delivery of information to, or the discovery of any matters by Buyer in the course of its investigations, shall affect any covenants or be deemed to cure any breach of any representation or warranty made in this Agreement or to have been disclosed as of the date of this Agreement.

         7.9. Consents Under Agreements. Prior to the Closing Date, the Sellers shall obtain the consent or approval of each third party required for the sale, transfer, conveyance, assignment and delivery to Buyer of each Assumed Contract selected by Buyer and listed on Schedule 7.9, to the extent necessary to enable Buyer to enjoy the full rights and benefits in such Contracts enjoyed by Sellers on the date hereof without breach thereof. In addition to and not in limitation of the foregoing, Sellers shall obtain the consent or approval of each third party required for the sale, transfer, conveyance, assignment and delivery of each Assumed Contract not listed in
Schedule 7.9 and each claim, right or benefit arising thereunder the absence of which, alone or in the aggregate, would have a Material Adverse Effect.

         7.10. Supplemental Schedule of Compositions. Prior to Closing, Sellers shall supplement Schedule 1.1(o) to include all Compositions owned in whole or in part by Sellers.


                                   ARTICLE 8.
                       COVENANTS AND AGREEMENTS OF BUYER

         Buyer agrees that from the date hereof until the Closing, and thereafter if so specified, it will fulfill the following covenants and agreements unless otherwise consented to by Sellers in writing:

         8.1. Consents and Approvals. From the date hereof and prior to the Closing, Buyer shall take all necessary corporate and other action and use all reasonable efforts to obtain promptly all consents, approvals, permits, licenses, authorizations, exemptions, waivers from third parties and amendments of agreements required of Buyer (including pursuant to the HSR Act, the Investment Canada Act, the Competition Act or the U.K. Fair Trading Act) to carry out the transactions contemplated in this Agreement and shall provide to Sellers such information as

Sellers shall reasonably require to make such filings and prepare such applications as may be required for the consummation by Sellers of the transactions contemplated by this Agreement.

         8.2. Books and Records; Personnel. For a period of five years with respect to Tax related books and records, and three years with respect to all other books and records, from and after the Closing Date:

                     (a) Buyer shall not dispose of or destroy any of the books and records relating to the Music Business for periods prior to the Closing ("Books and Records") without first offering to turn over possession thereof to Sellers by written notice to Sellers at least thirty (30) days prior to the proposed date of such disposition or destruction.

                     (b) Buyer shall upon reasonable notice and at reasonable times allow Sellers and their agents reasonable access to all Books and Records during normal working hours at Buyer's principal place of business or at any location where any Books and Records are stored, and Sellers shall have the right, at their expense, to make copies of any Books and Records.

                     (c) Buyer shall make available to Sellers upon written request (i) copies of any Books and Records, (ii) Buyer's personnel to assist Sellers in locating and obtaining any Books and Records, and (iii) any of Buyer's personnel whose assistance or participation is reasonably required by Sellers in anticipation of, or preparation for, existing or future litigation, Returns, or other matters in which Sellers or any of their affiliates are involved. Sellers shall reimburse Buyer for the reasonable out-of-pocket expenses incurred by it in performing the covenants contained in this
         Section 8.2.

         8.3.        Employee Matters.

                     (a) Buyer shall be under no obligation to offer employment to any employee of the Music Business. Prior to the Closing Date, Buyer will present Seller with a list of employees of the Music Business which it (or the appropriate Foreign Buyer) proposes to hire as of the Closing Date. Such employees shall be offered employment by Buyer and its Affiliates on such terms as Buyer shall determine in its sole discretion.

                     (b) Notwithstanding the operation of any Law, any Action or any agreement, contract, commitment or understanding binding upon any Seller, neither Buyer nor any Foreign Buyer, nor any of their Affiliates, shall have any Liability, whether in respect of present or future salary, benefits, severance, or otherwise, in respect of any employee of the Music Business which Buyer does not actually engage as an employee of Buyer or such Foreign Subsidiary and neither Buyer, any Foreign Buyer nor any of their Affiliates shall have any Liability, whether in respect of any salary, benefits, severance or otherwise, accrued on or prior to the Closing Date with respect to any employee actually engaged as an employee of Buyer or such Foreign Subsidiary on the Closing Date except to the extent that Buyer refuses to hire any such employee for discriminatory reasons in violation of federal or state Law. The Subsidiary Asset Purchase Agreements shall contain such agreements, covenants and indemnities which may be necessary under applicable Law to effectuate the foregoing.

                     (c) To the extent permitted by applicable Law, Buyer shall offer to each U.S. employee of the Music Business who continues as an employee of Buyer after the Closing Date the option of making a direct rollover of such employee's account balance in the Thomas Nelson Stock Ownership Plan to Buyer's defined contribution plan maintained under Section 401(k) of the Code.

         8.4. Buyer's Disclosure. In the event that any Buyer Representative becomes aware at any time prior to the Closing Date that any representation or warranty of Sellers set forth in Article 5 is not true and correct in any material respect on and as of such date and such facts have not been disclosed by Sellers in any certificate, supplemental disclosure schedule or notice required hereunder, Buyer shall use its best efforts to disclose such fact to Sellers as promptly as reasonably practicable. The parties agree that the disclosure or failure to disclose any matter required to be disclosed under this Section 8.4 shall not affect, modify or limit any representation or warranty of Sellers or Buyer's right to rely thereon.


                                   ARTICLE 9.
                       CONDITIONS TO BUYER'S OBLIGATIONS

         All obligations of Buyer hereunder are subject to the fulfillment or the waiver in writing thereof, prior to or at the Closing, of each of the following conditions:

         9.1. Representations and Warranties. The representations and warranties made by Sellers in this Agreement and the statements contained in the Schedules attached hereto as supplemented through the Closing Date shall be true in all material respects when made and at and as of the time of the Closing as though such representations and warranties were made at and as of such date.

         9.2. Performance by Sellers. Sellers shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be so complied with or performed.

         9.3. Certificates of Sellers. Sellers shall have delivered to Buyer a Certificate of Sellers, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 9.1 and 9.2 hereof.

         9.4. Opinion of Counsel for Sellers. Buyer shall have received a written opinion of the Sellers' counsel, Bass, Berry & Sims PLC, dated the Closing Date, in form and substance reasonably satisfactory to it, as to certain matters agreed upon by legal counsel of Sellers and Buyer. Such opinion may rely upon the opinion of the Vice President and General Counsel of Nelson as to such questions of fact and law as Sellers' counsel deems appropriate.

         9.5. Consents and Approvals. Buyer shall have received from Sellers executed counterparts of the consents referred to in Sections 7.3 and 7.9, all of which consents shall be in form and substance reasonably satisfactory to Buyer. Without limiting the generality of the foregoing, all applicable waiting periods under the HSR Act, the Investment Canada Act, the Competition Act, or the U.K. Fair Trading Act shall have expired or been terminated.

         9.6. Litigation. On the date of the Closing, none of the Sellers shall be a party to, nor will there otherwise be pending or threatened in writing any judicial, administrative, or other action, proceeding or investigation seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby.

         9.7. Other Agreements. Buyer shall have received from Sellers an executed counterpart of the Transition Services Agreement and the Subsidiary Asset Purchase Agreements.

         9.8. Assignments and Notices. Buyer shall have received the following documents:

                     (a) Assignments of copyright with respect to the I/P Assets and I/P Contracts in the form and substance reasonably satisfactory to Buyer executed, delivered and notarized by Sellers.

                     (b) Notices in the form and substance reasonably satisfactory to Buyer herein by reference, advising the applicable performing rights societies, The Harry Fox Agency, licensees and other third parties that Sellers have assigned to Buyer all of Sellers' right, title and interest in the I/P Assets and I/P Contracts and all rights to receive royalties and other monies payable by such parties in respect of the I/P Assets and I/P Contracts from and after the Closing Date.

                     (c) Assignments of trademark with respect to the Trademarks in the form and substance reasonably satisfactory to Buyer executed, delivered and notarized by Sellers.

         9.9. Subsidiary Asset Purchase Agreements. The Subsidiary Asset Purchase Agreements shall have been executed and delivered by the Foreign Subsidiaries. Consummation of the transactions contemplated by the Subsidiary Asset Purchase Agreements shall occur simultaneously with the Closing.

                                  ARTICLE 10.
                       CONDITIONS TO SELLERS' OBLIGATIONS

         All obligations of Sellers under this Agreement are subject to the fulfillment or the waiver in writing thereof, prior to or at the Closing, of each of the following conditions:

         10.1. Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true in all material respects when made and at and as of the time of the Closing as though such representations and warranties were made at and as of such date.

         10.2. Performance by Buyer. Buyer shall have performed and complied in all material respects with all covenants agreements, obligations and conditions required by this Agreement to be so complied with or performed.

         10.3. Certificates of Buyer. Buyer shall have delivered to Sellers a Certificate of Buyer, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 10.1 and 10.2 hereof.

         10.4. Opinion of Counsel for Buyer. Sellers shall have received a written opinion of Buyer's counsel, Loeb & Loeb LLP, dated the Closing Date, in form and substance reasonably satisfactory to them, as to certain matters agreed upon by legal counsel of Sellers and Buyer. Such opinion may rely upon the opinion of the Senior Vice President, Legal Counsel and Secretary of Buyer as to such questions of fact and law as Buyer's counsel deems appropriate.

         10.5. Consents and Approvals. Sellers shall have received from the Buyer executed counterparts of the consents referred to in Sections 7.3 and 7.9, all of which consents shall be in form and substance reasonably satisfactory to Sellers. Without limiting the generality of the foregoing, all applicable waiting periods under the HSR Act, the Investment Canada Act and the U.K. Fair Trade Act shall have expired or been terminated.

         10.6. Litigation. On the date of the Closing, Buyer shall not be a party to, nor will there otherwise be pending or threatened in writing, any judicial, administrative, or other action, proceeding or investigation seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby.

         10.7. License Agreement. Nelson shall have received from Buyer an executed counterpart of the License Agreement.

         10.8. Subsidiary Asset Purchase Agreements. The Subsidiary Asset Purchase Agreements shall have been executed and delivered by the Foreign Buyer. Consummation of the transactions contemplated by the Subsidiary Asset Purchase Agreements shall occur simultaneously with the Closing.

                                  ARTICLE 11.
                                INDEMNIFICATION

         11.1. Indemnification by Sellers. Subject to the limitations of this Article 11, Sellers hereby jointly and severally agree to defend, indemnify and hold harmless Buyer, and shall reimburse Buyer for, from and against each claim, loss, Liability, cost and expense (including reasonable attorneys' fees) (collectively, "Losses") resulting from or arising out of:

                     (a) any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by or of any Seller contained herein, or in any Schedule or Exhibit hereto or any certificate required to be delivered pursuant hereto;

                     (b) any Liability or claim of Sellers, whether arising before or after the Closing, not included in the Assumed Liabilities;

                     (c) any Liability or claim arising in any way from Sellers' failure to perform any Contract prior to the Closing Date whether or not such Liability is an Assumed Liability, other than Liabilities in respect of Audit Claims;

                     (d) any Liability or claim under any Environmental Laws relating to any event, action or failure to act in respect of the Leased Real Estate which occurred prior to the Closing Date;

                     (e) any Liability or claim in respect of any employee of the Music Business who is not offered and does not become an employee of Buyer or a Foreign Buyer on or after the Closing other than any Liability or claim against Buyer for discrimination in the selection of employees of the Music Business to become employees of Buyer after the Closing Date in violation of any federal or state Law;

                     (f) any Liability or claim in respect of Audit Claims, to the extent all Losses in respect of Audit Claims exceed the reserve therefore expressly set forth on the Closing Statement;

                     (g) the failure to obtain the consent or approval of any third party required for the sale, transfer, assignment and delivery of any Assumed Contract or any right or benefit arising thereunder; or

                     (h)      any other Loss incidental to any of the
         foregoing.

         11.2. Indemnification by Buyer. Buyer hereby agrees to defend, indemnify and hold harmless Sellers, and shall reimburse Sellers for, from and against Losses resulting from or arising out of:

                     (a) any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by Buyer contained herein or in any certificate, document or instrument delivered to Sellers pursuant hereto;

                     (b) Buyer's failure to pay, perform or discharge any Assumed Liability; and

                     (c)      any other Loss incidental to the foregoing.

         11.3.       Procedure.

                     (a) Other than with respect to Audit Claims (which shall be governed by Section 11.3(b)), the indemnified party shall promptly notify the indemnifying party of any Action for which indemnification will be sought under Sections 11.1 or 11.2 of this Agreement and, if such Action is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to join in the defense of said claim, action or proceeding and, if the indemnifying party agrees in writing to be bound by and promptly pay the full amount of any final judgment from which no appeal may be taken, then, at the option of the indemnifying party, the indemnifying party may assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party Action, Buyer and the Sellers shall cooperate with each other and provide each other with access to relevant books and records in their possession. The indemnifying party shall not, without written consent of such indemnified party, settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit, hearing or proceeding (a) in which any relief other than the payment of money damages for which the indemnified party is fully indemnified hereunder is or may be sought against such indemnified party or (b) which does not include as an unconditional term thereof the giving by the claimant, Person conducting such investigation or initiating such hearing, plaintiff or petitioner to such indemnified party of a release from all liability with respect to such claim, investigation, action, suit or proceeding and all other claims or causes of action (known or unknown) arising or which might arise out of the same facts. If, in connection with any Liability or claim for which no relief other than money damages is sought and which includes an unconditional release from Liability thereunder, the indemnified party refuses to consent to any settlement, compromise or consent to entry of any judgment, the maximum Liability of the indemnifying party relating thereto shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such claim, demand, action or proceeding is greater than the amount of the proposed settlement.

                     (b) From and after the Closing Date, Buyer shall be entitled to assume the defense of all Audit Claims, whether or not Sellers shall have any Liability in respect thereof pursuant to this
         Article 11. Buyer shall not, however, without the written consent of Nelson (which consent shall not be unreasonably withheld or delayed), settle, compromise or consent to entry of judgment with respect to any Audit Claim in an amount which would result in a Loss for which Sellers would be obligated to make an indemnification payment pursuant to this
         Article 11; provided, however, that if Nelson's refusal to consent to any such settlement, compromise or entry of judgment would have a Material Adverse Effect on Buyer's and its Affiliates' ongoing operations, Buyer may agree to such settlement, compromise or entry of judgment notwithstanding Sellers' refusal to consent thereto and Sellers shall nonetheless be liable for Losses related thereto in accordance with this Article 11.

         11.4.       Limitations; Exclusive Remedy.

                     (a) If the Closing occurs, (i) Sellers will have no liability for indemnification pursuant to this Article 11 unless, on or before the third anniversary of the Closing Date, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail; and (ii) Buyer will have no Liability to Sellers for indemnification pursuant to Section 11.2(a) (and Section 11.2(c) to the extent incidental to 11.2(a)) unless, on or before the third anniversary of the Closing Date, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail.

                     (b) Sellers will have no Liability with respect to individual claims pursuant to this Article 11, and Buyer shall have no Liability with respect to individual claims pursuant to Section 11.2(a) and Section 11.2(c) as it relates to Section 11.2(a) that involve Losses of less than $5,000.

                     (c) Sellers will have no Liability for Losses pursuant to this Article 11 until the aggregate of all Losses exceeds $800,000, in which event only the amount that Buyer is entitled to recover in respect of any such claims in excess of $800,000 shall be payable; provided, that, the maximum amount recoverable by Buyer for indemnification claims under this Article 11 shall in the aggregate be equal to the Purchase Price.

                     (d) The indemnities set forth in this Article 11 shall be the exclusive remedy of Buyer or Seller for any misrepresentation, breach of warranty, or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement; provided that, (i) the indemnities set forth in this Article 11 shall not preclude the purchase price adjustments and other payments required pursuant to Article 3 and (ii) nothing in this Article 11 shall limit any right of any party hereto to any non-monetary remedy for any breach of this Agreement or to any monetary remedy for breach of any covenant or agreement in Section 7.4, Section 8.2, Section 8.3(b) or Article 13 of another party to be performed on or after the Closing.

                     (e) Notwithstanding anything in this Agreement to the contrary, Sellers shall be responsible in accordance with this Article 11 for any Losses incurred by Buyer as a result of Buyer's failure to comply with any applicable law during the first twelve months after the Closing due to the ownership of Assets or operation of the Music Business after the Closing in the same manner Sellers owned or operated the Assets prior to the Closing; provided, however, that Sellers shall not be responsible for any Losses incurred after Buyer obtains actual knowledge of any failure to comply with applicable law and has a reasonable opportunity to effect such compliance.

                     (f) Upon making any payment to an indemnified party for any indemnification claim pursuant to this Article 11, the indemnifying party shall be subrogated, to the extent of such payment, to any rights that the indemnified party may have against any other parties with respect to the subject matter underlying such indemnification claim.

                     (g) Notwithstanding anything herein to the contrary, Buyer shall have no right to any indemnification under this Article 11 for any matter if the Purchase Price was reduced for such matter as a result of an adjustment thereto in accordance with Article 3 hereof.


                                  ARTICLE 12.
                            TERMINATION OF AGREEMENT

         12.1. Termination Events. This Agreement may be terminated at any time prior to the Closing:

                     (a)      By mutual agreement of Sellers and Buyer.

                     (b) By Buyer, (i) if Sellers have violated or breached in any material respect any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing and Sellers have not cured such violation or breach within thirty business days after Buyer delivers written notice thereof, or (ii) if any of the conditions set forth in Article 9 hereof have not been satisfied in all material respects by the Closing or have not been waived in writing by Buyer.

                     (c) By Sellers, (i) if Buyer has violated or breached in any material respect any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing and Buyer has not cured such violation or breach within thirty business days after Sellers deliver written notice thereof, or (ii) if any of the conditions set forth in Article 10 hereof have not been satisfied in all material respects by the Closing or have not been waived in writing by Sellers.

                     (d) By either Buyer or Sellers if the transactions contemplated by this Agreement shall not have been consummated on or before March 31, 1997, provided that such right of termination shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated on or before that date.

                     (e) By either Buyer or Sellers if the other makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or seeks or consents to any reorganization or similar relief under any present or future bankruptcy act or similar law, or is adjudicated a bankrupt or insolvent, or if a third party commences any bankruptcy, insolvency, reorganization or similar proceeding involving the other.

         12.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, all further obligations of the parties under this Agreement will terminate, except that the obligations of Buyer in
Section 7.2, and the obligations in Sections 14.2 and 14.9 will survive. Nothing in this Section 12.2 shall relieve any party to this Agreement of Liability for breach of this Agreement or for breach of the Confidentiality Agreement.


                                  ARTICLE 13.
                         NONCOMPETE AND CONFIDENTIALITY

         13.1. Confidentiality. Sellers jointly and severally agree not to, directly or indirectly, without the prior written consent of Buyer, use or disclose to any Person, any information, trade secrets, confidential customer information, technical data or know-how which constitute or relate to the Assets, Assumed Liabilities, processes, methods, equipment or business practices of the Music Business.

         13.2.       Noncompete.

                     (a) Sellers jointly and severally agree that, for a period of five years after the Closing Date, Sellers and their Affiliates will not, directly or indirectly, in the United States, the United Kingdom and Canada (the "Territory"), (i) engage in the production or distribution of religious recorded music and related products, the domestic and international distribution of recordings of religious music for other companies or music publishing, including songwriter development, print music, publishing and copyright administration with respect to religious music (other than the production of recorded music incidental to any Sellers' and their Affiliates' audiovisual business) (the "Company Business"); or (ii) have any interest, as a shareholder, member, partner, owner, agent, consultant, lender or guarantor, in any other Person engaged in the Company Business.

                     (b) Buyer represents and warrants that (i) the Music Business and Sellers' religious book publishing business have been operated as an integrated business for purposes of accounting, legal, production, distribution, sales, promotion, fulfillment and in other respects since at least 1993, (ii) by acquiring the Assets and succeeding to the Music Business, Buyer will acquire, directly and indirectly, Sellers' know-how, access to distribution systems and other proprietary information (collectively, the "Religious Book Publishing Assets") which would enable Buyer to compete with Seller in the religious book publishing business, and
         (iii) the Religious Book Publishing Assets would not otherwise be available to the Buyer and could not otherwise be developed or acquired without the Buyer incurring substantial expense. In light of the foregoing, to preserve for Sellers the value in Sellers' religious book publishing business and to prevent Buyer from securing Sellers' Religious Book Publishing Assets without compensating Sellers therefore, Buyer agrees that, for a period of five years after the Closing Date ("Buyer's Noncompete Period"), Buyer and its Affiliates will not, directly or indirectly, in the Territory, (x) engage in the creation, publication or distribution of religious literary works (the "Religious Publishing Business"); or (y) have any interest, as a shareholder, member, partner, owner, agent, consultant, lender or guarantor, in any other Person engaged in the Religious Publishing Business. Buyer further agrees that, for an additional period of two years commencing on the expiration of Buyer's Noncompete Period, Buyer and its Affiliates will not, directly or indirectly, in the Territory, engage in the publication or distribution of any literary work under the Trademark "Word" or any trademark confusingly similar to "Word."

                     (c) For purposes of this Article 13, ownership of 1% or less of any class of outstanding securities of a company the securities of which are listed on a national securities exchange or which has 1,000 or more shareholders, shall not be deemed to constitute ownership or participation in the ownership of the business of such company.

                     (d) Neither any Seller nor any Affiliate of any Seller, for a period of five years after the Closing Date, shall (i) directly or indirectly, hire, entice away, retain, employ or solicit or attempt to solicit (either for itself or as agent for another or through the use of an agent or intermediary) for employment or induce, persuade or encourage any person to leave Buyer's employ who, prior to the Closing Date was, or during such five year period will be, employed or retained by Buyer as a department manager of Buyer or a position senior to department manager of Buyer, (ii) hire or directly solicit for employment or induce, persuade or encourage a person to leave Buyer's employ (which direct solicitation, inducement, persuasion or encouragement shall not include generalized advertisement for employment or other engagement) who is, at the time of hiring or solicitation, employed or retained by Buyer as a consultant, agent, author, producer, songwriter, artist, contributor, employee or otherwise in the Company Business or (iii) directly or indirectly, divert or attempt to divert from Buyer any Company Business whatsoever by influencing or attempting to influence any consultant, agent, author, producer, songwriter, artist, contributor, customer, supplier, distributor or other Person providing products and/or services to Buyer.

                     (e) Neither Buyer nor any Affiliate of Buyer, for a period of five years after the Closing Date, shall (i) directly or indirectly, hire, entice away, retain, employ or solicit or attempt to solicit (either for itself or as agent for another or through the use of an agent or intermediary) for employment or induce, persuade or encourage any person to leave a Seller's employ who, prior to the Closing Date was, or during such five year period will be, employed or retained by a Seller as a department manager of Nelson or Word (other than employees of the Music Business selected by Buyer to become employees pursuant to Section 8.3(a)) or a position senior to department manager of Nelson or Word, (ii) except as aforesaid hire or directly solicit for employment or induce, persuade or encourage a person to leave a Seller's employ (which direct solicitation, inducement, persuasion or encouragement shall not include generalized advertisement for employment or other engagement) who is, at the time of hiring or solicitation, employed or retained by Seller as a consultant, agent, author, producer, publisher, writer, contributor, employee or otherwise in the Religious Publishing Business or (iii) directly or indirectly, divert or attempt to divert from a Seller any Religious Publishing Business whatsoever by influencing or attempting to influence any consultant, agent, author, producer, publisher, writer, contributor, customer, supplier, distributor or other person or entity providing products and/or services to a Seller.

                     (f)      Notwithstanding any other provision in this
         Article 13, nothing shall prevent the Sellers and their Affiliates from engaging in any activities enumerated in Section 13.2(a)(i) or
         (ii) (collectively, as they relate to Sellers and their Affiliates, "Restricted Activities") or Buyer and its Affiliates from engaging in any activity enumerated in Section 13(b)(x) or (y) (collectively, as they relate to Buyer and its Affiliates, also "Restricted Activities") which meet any of the following requirements:

                              (i)  Any party can engage in Restricted
         Activities which relate to Children's Products, only if the business related to Children's Products which otherwise would be a Restricted Activity for such party is ancillary to, or an extension of, Children's Products which are part of a business of such party which is not a Restricted Activity.

                              (ii) in connection with the acquisition of any Person which conducts incidental Restricted Activities. For purposes hereof, the term "incidental Restricted Activities" shall mean any Restricted Activities which represent less than twenty-five percent (25%) of the annual revenues of the acquired Person at the time of the acquisition of such Person by the acquiring party; provided, however, that in the event of an acquisition by a party of any Person of which more than ten percent (10%) but less than twenty-five percent (25%) of such Person's annual revenues is derived from Restricted Activities, the acquiring party agrees to divest all ownership of such Restricted Activities within nine months of the date of such acquisition.

                     (g) The rights and obligations of the parties under this Section 13.2 shall terminate immediately notwithstanding the provisions of Sections 13.2(a) and (b) in the event that any Person who is engaged in any Restricted Activities acquires Nelson or Buyer, as the case may be, in a Change in Control. As used herein, "Change in Control" shall mean an event in which any person or persons (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (other than an Affiliate of Nelson or Buyer, as applicable, or any Person engaged in a "going private" transaction involving Buyer or Nelson, as applicable) acquires (i) beneficial ownership of, or acquires the right to vote, through acquisition, tender offer, proxy solicitation, merger or consolidation, fifty percent (50%) or more of the then issued and outstanding shares of voting common stock of a party or securities representing fifty percent (50%) or more of the combined voting power of the then issued and outstanding securities of such party or (ii) all or substantially all of a party's assets.


         13.3. Remedy. Buyer and Sellers acknowledge and agree that any breach of this Article 13 is likely to result in irreparable injury to Sellers or Buyer, that monetary damages will be an inadequate remedy of such breach and that, accordingly, in addition to any other remedy that Seller or Buyer may have, Seller or Buyer shall be entitled to enforce the specific performance of this Article 13 and to seek both permanent and temporary relief in the event of any breach hereof.

         13.4. Enforceability. The parties acknowledge that the time, scope, geographic area and other provisions of this Article 13 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. If any portion of this Article 13 shall be determined to be invalid and unenforceable as written, each such portion shall be enforced to the extent reasonable under the circumstances and such determination shall not affect the validity or enforceability of the balance hereof, and such balance shall remain in full force and effect. It is understood that Sellers and Buyer are entering into this non-competition agreement in order to induce Buyer and Sellers to enter into this Agreement.

         13.5. Geographic Scope. The parties acknowledge that the Company Business and the Religious Publishing Business are each currently conducted throughout the Territory. In view of the statements made in Section 13.4, the parties agree that the Territory is reasonable in scope.


                                  ARTICLE 14.
                                 MISCELLANEOUS

         14.1. Survival of Representations. The parties hereto agree that, all representations, warranties, covenants, conditions and agreements contained herein or in any instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any investigation or audit made by any party hereto and that such representations and warranties shall expire on the third anniversary of the Closing Date.

         14.2. Expenses. All fees and expenses incurred by Sellers, including without limitation, legal fees and expenses and the fees and expenses of J.C. Bradford & Co., in connection with this Agreement, will be borne by Sellers and all fees and expenses incurred by Buyer, including without limitation legal fees and expenses in connection with this Agreement, will be borne by Buyer.

         14.3.       Assignability; Parties in Interest.

                     (a) This Agreement may not be assigned by Seller without the prior written consent of Buyer. Buyer may assign any or all of their respective rights hereunder to any of its direct or indirect majority-owned subsidiaries provided that Buyer shall continue to remain obligated for the performance of its obligations hereunder. Buyer shall advise Nelson of any such assignment and shall designate the assignee and transferee of the assets purchased. Any such assignee shall assume all duties, obligations and undertakings of its assignor hereunder, but the assignor shall remain liable thereunder.

                     (b) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors, assigns and legal representatives of the parties hereto.

         14.4. Allocation of Purchase Price. The Purchase Price for the Assets shall be allocated as agreed in writing by the parties prior to Closing. The parties hereto agree to follow such allocation for Federal and State income tax purposes.

         14.5. Entire Agreement; Amendments. This Agreement, including the Exhibits, Schedules referred to herein or delivered pursuant hereto, which form a part hereof, together with the Confidentiality Agreement, contain the entire understanding of the parties with respect to their subject matter.
There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. Except as otherwise specifically provided herein, this Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by Nelson, Word and Buyer or their respective successors, assigns or legal representatives. Any condition to a party's obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.

         14.6. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

         14.7. Severability. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

         14.8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) or if sent by telecopy as follows:

                     If to Sellers:

                     Thomas Nelson, Inc.
                     Nelson Place at Elm Hill Pike
                     P.O. Box 14100
                     Nashville, Tennessee 37214-1000
                     Attn: Joe L. Powers, Executive Vice President and
                              Chief Financial Officer
                     Telecopy Number: (615) 883-6353

                     with a copy to:

                     Thomas Nelson, Inc.
                     Nelson Place at Elm Hill Pike
                     P.O. Box 14100
                     Nashville, Tennessee 37214-1000
                     Attn: Stuart A. Heaton, Esq.
                     Telecopy Number: (615) 889-5940

                     and

                     Bass, Berry & Sims PLC
                     2700 First American Center
                     Nashville, Tennessee 37238
                     Attn: James H. Cheek, III, Esq.
                     Telecopy Number: (615) 742-6298

                     If to Buyer:

                     Gaylord Entertainment Company
                     One Gaylord Drive
                     Nashville, Tennessee 37214
                     Attn: F. M. Wentworth, Jr., Esq.
                     Telecopy Number: (615) 316-6530
                     with a copy to:

                     Loeb & Loeb LLP
                     45 Music Square West
                     Nashville, Tennessee 37203
                     Attn:  Malcolm L. Mimms, Jr., Esq.
                     Telecopy Number:  (615) 749-8308


or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

         14.9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Tennessee applicable to agreements made and to be performed wholly within that jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Tennessee and of the United States of America, in each case located in Davidson County, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice, or document by U.S. registered mail to its respective address set forth in Section 14.8 shall be effective service of process for any litigation brought against it in any court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Tennessee or the United States of America, in each case located in Davidson County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

         14.10. Public Announcements. Neither Sellers nor Buyer shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by law. If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof.

         14.11. No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto and no other party shall accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement.

         14.12. Interpretive Provisions. Whenever used in this Agreement, "to Sellers' knowledge" or "to the knowledge of Sellers" shall mean the actual knowledge of the corporate officers of either Seller.





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





         14.13. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart. All such executed counterparts shall together constitute one and the same instrument.

         14.14. Best Efforts to Resolve Discrepancies. The parties agree that, in the event that any event or condition occurs under this Agreement, whether pursuant to Section 8.4 or otherwise, which would give rise to a failure of Sellers to meet Buyer's conditions to closing pursuant to Article 8 or, in the event of a Closing, a right of indemnification by Buyer against Sellers pursuant to Article 11, the parties hereto agree to negotiate in good faith to find a mutually satisfactory basis for proceeding with the transactions contemplated hereby, in order that the Closing may occur prior to the occurrence of a termination event in Article 12(d).





                      THIS SPACE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Buyer and by each of Sellers on the date first above written.

                             BUYER:

                             GAYLORD ENTERTAINMENT COMPANY



                             By: /s/ Terry E. London
                                ----------------------------------------------
                             Title: Chief Financial and Administrative Officer
                                    ------------------------------------------


                             SELLERS:

                             THOMAS NELSON, INC.



                             By: /s/ Joe L. Powers
                                ------------------------------------------
                             Title: Executive Vice President and Secretary
                                   ---------------------------------------


                             WORD, INCORPORATED



                             By: /s/ Joe L. Powers
                                ------------------------------------------
                             Title: Executive Vice President and Secretary
                                   ---------------------------------------


                             WORD DIRECT PARTNERS, L.P.
                             By Word Direct, Inc., as general partner



                             By: /s/ Joe L. Powers
                                ------------------------------------------
                             Title: Treasurer and Secretary
                                   ---------------------------------------





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